Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2003		2002
Earnings available to cover fixed charges:
Income before minority interests in income, other expenses and discontinued operations	$17,505		$19,660
Minority interests not convertible into Common Stock	(243)		(172)
Operating income from discontinued operations	—		1,484
Interest expense	14,895		14,206
Interest from discontinued operations	—		248

Earnings available to cover fixed charges	$32,157		$35,426

Fixed charges:
Interest expense	$14,895		$14,206
Interest from discontinued operations	—		248
Interest capitalized	2,057		2,971

Fixed charges	$16,952		$17,425

Preferred stock dividends	2,657		2,657

Fixed charges and preferred stock dividends	$19,609		$20,082

Earnings available to cover fixed charges	$32,157		$35,426
Divided by fixed charges	$16,952		$17,425

Ratio of earnings to fixed charges	1.9	x	2.0	x

Earnings available to cover fixed charges	$32,157		$35,426
Divided by fixed charges and preferred stock dividends	$19,609		$20,082

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6	x	1.8	x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2003		2002
Earnings available to cover fixed charges:
Net income before minority interests in income, other expenses and discontinued operations	$52,357		$60,803
Minority interests not convertible into Common Stock	(736)		(508)
Operating income from discontinued operations	936		4,349
Interest expense	44,642		40,469
Interest from discontinued operations	—		751

Earnings available to cover fixed charges	$97,199		$105,864

Fixed charges:
Interest expense	$44,642		$40,469
Interest from discontinued operations	—		751
Interest capitalized	7,233		9,211

Fixed charges	$51,875		$50,431

Preferred stock dividends	7,971		5,107

Fixed charges and preferred stock dividends	$59,846		$55,538

Earnings available to cover fixed charges	$97,199		$105,864
Divided by fixed charges	$51,875		$50,431

Ratio of earnings to fixed charges	1.9	x	2.1	x

Earnings available to cover fixed charges	$97,199		$105,864
Divided by fixed charges and preferred stock dividends	$59,846		$55,538

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6	x	1.9	x

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